Exhibit 23.4

Consent of Independent Registered PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form Amendment No. 1 to S-4 (No. 333-236460) and related joint proxy statement/prospectus of Mudrick Capital Acquisition Corporation of our report dated February 21, 2020, with respect to the consolidated balance sheets of Hycroft Mining Corporation and subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement and joint proxy statement/prospectus.

Our report dated February 21, 2020 contains an explanatory paragraph that states that the Company’s significant recurring operating losses, lack of liquidity and capital, and significant capital needed to restart operations raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Plante & Moran, PLLC

Denver, Colorado

April 3, 2020